UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2009

LEXON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

14830 Desman Road
La Mirada, CA 90638
(Address of principal executive offices)

(714) 522-0260
(Registrant’s telephone number, including area code)

8 Corporate Park Irvine, CA 92606
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     On November 3, 2009, Lexon Technologies, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) to acquire the certain assets owned by Fresh Cure, Inc (“Seller”) and specifically assets associated with the internet business known as 7inkjet.com

     The Company will be acquiring the following listed assets of Seller free and clear of all liens, liabilities, claims and interest other than certain permitted liens and assumed liabilities:

1.1 Purchase and Sale of Assets. Seller hereby sells, transfers, assigns and delivers to Purchaser, free and clear of any liens or encumbrances of any kind which have been created or granted by Seller, 100% of all of Seller’s, title and interest in the following assets,(collectively, the “Assets”):

     A. Domain Name. The “www.7inkjet.com” “www.7inkjets.com” “www.7toner.com” Internet domain name, including all registrations thereof, including, without limitation, the Network Solutions, Inc., or any other applicable registrar, registration thereof, and all rights to listings or keyword associations in any Internet search engines or directories associated with the domain name (collectively, the “Domain Name”).

     B. Web Site and Web Site Materials. The web pages created or acquired by or for Seller with respect to the Business and associated with, or located at or under, the Domain Name (collectively, the “Web Site”), including all Web Site Materials. The “Web Site Materials” include, without limitation: (i) web pages, support files and related information and data associated with the Web Site; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, log files or customer data;

     C. Trademarks. Any and All trademarks, trade names or service marks related to the Domain Name and “7inkjet.com” including any registrations or applications for registration, and all goodwill associated therewith (collectively, the “Marks”).

     D. Customer Information. All customer lists, databases, files and documents relating to customers.

The purchase price of the assets to be acquired by the Company is:

1.      $25,000; and
2.      4.2 million unregistered shares of the Company.

The closing will takes place within 10 days of the Agreement.

No liabilities, leases, or contracts were assumed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXON TECHNOLOGIES INC.

Date: November 4, 2009	By:	/s/ James Park
James Park
CFO